Exhibit 99.1

INTCOMEX, INC. ANNOUNCES CHANGE TO ITS BOARD OF DIRECTORS

MIAMI, FL – January 21, 2009—Intcomex, Inc. today announced the resignation of Carol Miltner as a member of the Company’s Board of Directors. Ms. Miltner served on the Company’s Board since November 16, 2006, as a member of the Audit Committee, the Compensation Committee and Chairperson of the Nominating & Governance Committee.

“Carol Miltner has been an invaluable member of our Board since her appointment. Carol served as an effective leader dedicated to building upon the overall strength of the Company’s fundamentals and positively contributed to the vital decisions made by our Company over the past two years,” commented Anthony Shalom, Intcomex’s CEO and Chairman. “During her tenure, Carol was committed to the Company’s corporate governance mission and development. On behalf of our Board, I would like to express my sincere gratitude and recognition to Carol for her dedication and service to our Company.”

ABOUT INTCOMEX

Intcomex is a United States-based value-added distributor of IT products to Latin America and the Caribbean with a broad in-country presence in this region. Intcomex distributes computer components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to more than 40,000 customers in 45 countries.

Contacts:

Intcomex, Inc., Miami

Arturo Esguerra, Regional Marketing & Communications

Manager, 305-477-6230 Ext 500401

ir@intcomex.com